As filed with the Securities and Exchange Commission on November 8, 2023
Registration No. 333-
=====================================================================
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________________

ENTERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	72-1229752
(State or other jurisdiction	(I.R.S Employer
of incorporation or organization)	Identification No.)

639 Loyola Avenue
New Orleans, Louisiana70113
(Address of Principal Executive Offices) (Zip Code)
________________________________________

ENTERGY CORPORATION
2019 OMNIBUS INCENTIVE PLAN
(Full title of the plan)
________________________________________

Daniel T. Falstad
Deputy General Counsel
Entergy Corporation
639 Loyola Avenue
New Orleans, Louisiana 70113
(504) 576-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement on Form S-8 (“Registration Statement”) in order to register an additional 4,900,000 shares of the Registrant’s Common Stock par value $0.01 per share, issuable to eligible employees, consultants, contractors and directors of the Registrant and its affiliates under the Entergy Corporation 2019 Omnibus Incentive Plan (the “Plan”). These additional securities are of the same class and relate to the same employee benefit plan as those shares registered on the Registrant’s registration statement on Form S-8, previously filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2019 (File No. 333-231800) (the “Prior Registration Statement”). Accordingly, the contents of the Prior Registration Statement on Form S-8 relating to the Plan, including periodic reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated by reference and made part of this Registration Statement, except as amended hereby, pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

Ms. Mia Jahncke, Senior Counsel of the Corporation, has passed upon the validity of the additional shares of common stock to be issued under the Plan. Ms. Jahncke beneficially owns or has rights to acquire an aggregate of less than 0.01% of the Corporation’s common stock. Ms. Jahncke is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

The Corporation is a corporation organized under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director or officer derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been
II-1

adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Corporation’s Restated Certificate of Incorporation provides that its directors nor its officers shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Restated Certificate of Incorporation further provides that it shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by the Corporation’s Restated Certificate of Incorporation also includes the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Entergy Corporation’s Bylaws, as amended, provide, to the extent authorized from time to time by the board of directors, rights to indemnification to its employees and agents who are not directors or officers similar to those conferred to its directors and officers. The Corporation also maintains insurance policies that insure its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1*
2019 Entergy Corporation Omnibus Incentive Plan (Appendix B to 2019 Proxy Statement, dated March 22, 2019 in 1-11299) as amended by Amendment No. 1 (Appendix B to the 2023 Proxy Statement, dated March 24, 2023 in 1-11299).

4.2*	Restated Certificate of Incorporation of Entergy Corporation dated July 28, 2023 (3(b) to Form 10-Q filed August 3, 2023 in 1-11299).

4.3*	Bylaws of Entergy Corporation as amended January 27, 2017 (3.1 to Form 8-K filed January 30, 2017 in 1-11299).

5.1	Opinion of Mia S. Jahncke, dated November 8, 2023, as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Mia S. Jahncke (included in Exhibit 5.1).

24.1	Power of Attorney (included on p. S-1).

107	Calculation of Filing Fee Table.

* Incorporated by reference.
II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 8th day of November 2023.

ENTERGY CORPORATION

By: /s/ Marcus V. Brown
Name: Marcus V. Brown
Title: Executive Vice President and
General Counsel

KNOW ALL MEN, that each person whose signature appears immediately below constitutes and appoints Marcus V. Brown, Reginald T. Jackson and Daniel T. Falstad, and each of them his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated below.

Signature	Title	Date

/s/ Andrew S. Marsh	Chairman of the Board, Chief	November 8, 2023
Andrew S. Marsh	Executive Officer and Director
(Principal Executive Officer)

/s/ Kimberly A. Fontan	Executive Vice President	November 8, 2023
Kimberly A. Fontan	and Chief Financial Officer
(Principal Financial Officer)

/s/ Reginald T. Jackson	Senior Vice President and	November 8, 2023
Reginald T. Jackson	Chief Accounting Officer
S-1

(Principal Accounting Officer)

/s/ Gina F. Adams	Director	November 8, 2023
Gina F. Adams

/s/ John H. Black	Director	November 8, 2023
John H. Black

/s/ John R. Burbank	Director	November 8, 2023
John R. Burbank

/s/ Patrick J, Condon	Director	November 8, 2023
Patrick J, Condon

/s/ Kirkland H. Donald	Director	November 8, 2023
Kirkland H. Donald

/s/ Brian W. Ellis	Director	November 8, 2023
Brian W. Ellis

/s/ Philip L. Frederickson	Director	November 8, 2023
Philip L. Frederickson

	Director	November __, 2023
M. Elise Hyland

	Director	November __, 2023
Stuart L. Levenick

/s/ Blanche L. Lincoln	Director	November 8, 2023
Blanche L. Lincoln

/s/ Karen A. Puckett	Director	November 8, 2023
Karen A. Puckett

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1*
2019 Entergy Corporation Omnibus Incentive Plan (Appendix B to 2019 Proxy Statement, dated March 22, 2019 in 1-11299) as amended by Amendment No. 1 (Appendix B to the 2023 Proxy Statement, dated March 24, 2023 in 1-11299).

4.2*	Restated Certificate of Incorporation of Entergy Corporation dated July 28, 2023 (3(b) to Form 10-Q filed August 3, 2023 in 1-11299).

4.3*	Bylaws of Entergy Corporation as amended January 27, 2017 (3.1 to Form 8-K filed January 30, 2017 in 1-11299).

5.1	Opinion of Mia S. Jahncke, dated November 8, 2023, as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Mia S. Jahncke (included in Exhibit 5.1).

24.1	Power of Attorney (included on p. S-1).

107	Calculation of Filing Fee Table.

* Incorporated by reference.